Unless otherwise defined herein, all capitalized terms will have the meanings specified in a stock option plan adopted by Grandview Gold Inc. effective as of October 1, 2004 (the "2004 Plan").

OPTION AGREEMENT

THIS AGREEMENT made as of July 11, 2006 (the "Effective Date").

BETWEEN:

GRANDVIEW GOLD INC., a corporation continued pursuant
to the laws of the Province of Ontario,

(the "Corporation")

OF THE FIRST PART

- and -

TED MARKOWITZ., an individual residing in the Province
of Ontario,

(the "Optionee")

OF THE SECOND PART

     For good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the Corporation and the Optionee hereby agree as follows:

1.	Grant of Option

1.1 The Corporation hereby grants to the Optionee pursuant to the terms of the 2004 Plan the right and option (the "Option") to purchase all or any part of an aggregate of up to One Hundred Thousand (100,000) Shares at a purchase price of $1.10 per Share expiring on July 11, 2007 and on the terms and conditions set forth in this Agreement.

2.	Vesting

2.1 Notwithstanding Section 1 above or any other provision of this Agreement, legal and beneficial title to the Option granted to the Optionee hereunder, in respect of the Shares and all rights, privileges and benefits arising and flowing therefrom or to arise or flow therefrom hereafter, shall vest in the Optionee and the Optionee shall be entitled to exercise said Option to purchase the Shares only in the proportion and on the dates (the "Vesting Dates") set out below, provided that the Optionee is a consultant of the Corporation on such Vesting Date (and has been a consultant of the Corporation continuously from the date hereof):

Vesting Date	Number of Shares subject to the Option	Exercise Price
July 11, 2006	100,000	$1.10
Total:	100,000

3.	Exercise of Option

3.1 Subject to the provisions of this Agreement, including, without limitation, Section 2 above, the Option may be exercised from time to time prior to the Expiry Time (as hereinafter defined) by delivery to the Corporation at its registered office of an executed Exercise Notice (attached to the Option Agreement as Exhibit "I") addressed to the President of the Corporation specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full, by cash or certified cheque, of the purchase price of the Shares then being purchased. Subject to any provisions of this Agreement to the contrary, certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

3.2 Notwithstanding any provisions contained in this Agreement, the Corporation's obligation to issue Shares to the Optionee pursuant to the exercise of the Option shall be subject to: (i) receipt of any required shareholder approval; (ii) completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; (iii) the admission of such Shares to listing on any stock exchange or market on which the Shares may then be listed; and (iv) the receipt from the Optionee of such representations, warranties, agreements and undertakings as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdictions. For greater certainty, it is understood that, at a minimum, shareholder approval will be required before any of the options granted herein may be exercised by the Optionee. Nothing contained in this Agreement shall be deemed to require the Corporation to apply for or obtain any such registration, qualification, approval or listing. The Optionee hereby acknowledges and agrees that he has had access to such information as is necessary to enable him to evaluate the merits and risks of acquiring Shares pursuant to the exercise of the Option and that he is able to bear the economic risk of holding such Shares for an indefinite period.

4.	No Assignment

4.1 The Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option contrary to the provisions of this Agreement, or upon the levy of any attachment or similar process upon the Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever.

5.	Expiration

5.1 Subject to the terms and conditions set out in this Agreement, including the vesting conditions set out in Section 2 above and the termination provisions set out in Section 6 below, the Optionee shall have the right to exercise the Option with respect to all or any part of the Shares to the extent vested at any time or from time to time after the date hereof and prior to the close of business on July 11, 2007 (the "Expiry Time"). On the Expiry Time, the Option shall forthwith expire and terminate and be of no further force or effect whatsoever with respect to the unexercised balance of the Shares available under the Option, whether vested or not.

6.	Termination of Employment; Death; Bankruptcy

6.1 Subject to the provisions of this Agreement and this Section 6, if the Optionee shall die prior to the full exercise of the Option, its personal representatives, heirs or legatees may, at any time within one (1) year after the date of such death, exercise the Option with respect to the unexercised balance of the Shares to the extent vested, subject to the terms of the Option but only to the same extent to which the Optionee could have exercised the Option immediately before the date of such death. In no event, however, shall the Option be exercisable after the Expiry Time.

6.2 Subject to the provisions of this Agreement and this Section 6 and to any express resolution passed with respect to the Option by the Board or by any Committee, the Option and all rights to purchase Shares pursuant thereto shall immediately expire, except to the extent vested in which case they shall expire and terminate on the thirtieth (30th) day following the date the Optionee ceases to be a consultant of the Corporation.

6.3 In the event that the Optionee commits an act of bankruptcy or any proceeding is commenced against the Optionee under the Bankruptcy and Insolvency Act (Canada) or other applicable bankruptcy or insolvency legislation in force at the time of such bankruptcy and such proceeding remains undismissed for a period of thirty (30) days, the Option may not be exercised following the date on which the Optionee commits such act of bankruptcy or such proceeding remains undismissed, as the case may be.

7.	Rights as a Shareholder

7.1 An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares subject to the Option until the date of issuance of a certificate for such Shares upon the exercise of the Option, in full or in part, and then only with respect to the Shares represented by such certificate or certificates. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

8.	Inconsistency with 2004 Plan

8.1 The parties hereto agree that in the event this Agreement is inconsistent with the 2004 Plan the
2004 Plan shall prevail.

9.	Certain Adjustments

9.1 In the event that the Shares are at any time changed or affected as a result of the declaration of a stock dividend thereon or their subdivision or consolidation, the number of Shares reserved for the Option shall be adjusted accordingly by the Board or the Committee to such extent as they deem proper in their discretion. In such event, the number of, and the price payable for, the Shares that are then subject to the Option may also be adjusted by the Board or the Committee to such extent, if any, as they deem proper in their discretion.

9.2 If at any time after the date of this Agreement and prior to the expiration of the term of the Option, the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Section 9.1 of this Agreement or, subject to the provisions of subsection 10.1(a) of this Agreement, the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the "Successor Corporation"), the Optionee shall be entitled to receive upon the subsequent exercise of the Option in accordance with the terms of this Agreement and shall accept in lieu of the number of Shares to which he was theretofore entitled upon such exercise but for the same aggregate consideration payable therefore, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) and/or other consideration from the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or, subject to the provisions of subsection 10.1(a) of this Agreement, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change or the effective date of such consolidation, merger or amalgamation, as the case may be, he had been the registered holder of the number of Shares to which he was theretofore entitled upon such exercise.

10.	Amendments to the Option

10.1	Notwithstanding anything to the contrary contained in this Agreement:

(a)

in the event the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Shares or any part thereof shall be made to all or substantially all holders of the Shares, the Corporation shall have the right, upon written notice thereof to the Optionee, to permit the exercise of the Option within the 20 day period next following the date of such notice and to determine that upon the expiration of such 20 day period, all rights of the Optionee to the Option or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever;

(b)

in the event of the sale by the Corporation of all or substantially all of the assets of the Corporation as an entirety or substantially as an entirety so that the Corporation shall cease to operate as an active business, the Option may be exercised as to all or any part of the Shares subject to the Option in respect of which the Optionee would have been entitled to exercise the Option in accordance with the provisions of this Agreement at the date of completion of any such sale at any time up to and including, but not after the earlier of: (i) the close of business on that date which is thirty (30) days following the date of completion of such sale; and (ii) the close of business on the expiration date of the Option; but the Optionee shall not be entitled to exercise the Option with respect to any other Shares; and

(c)

subject to the rules of any relevant stock exchange or other regulatory authority, the Board may, by resolution, advance the date on which any Option may be exercised or extend the expiration date of the Option.

(d)

The Optionee hereby acknowledges and agrees that the Board may at any time by resolution terminate the 2004 Plan. In such event, the Option if vested and outstanding may be exercised by the Optionee for a period of thirty (30) days after the date on which the Corporation shall have notified the Optionee of the termination of the 2004 Plan, but only to the same extent as the Optionee could have exercised the Option immediately prior to the date of such notification.

11.	Notice

11.1 All communications and payments provided for under this Agreement shall be in writing and shall be deemed to be given when delivered in person or deposited in the mail, first class, certified or registered, return receipt requested, with proper postage prepaid and,

(a)	if to the Optionee, addressed to:

Ted Markowitz
14 Blue Forest Dr.
Downsview ON M3H 4W2
Phone No.: 416-638-8858
Fax No.: 416-638-7573

(b)	if to the Corporation, addressed to:

Grandview Gold Inc.
360 Bay Street, Suite 500
Toronto, ON M5H 2V6

Attention: President

Phone No.: 416-486-3444
Fax No.: 647-477-2389

in either case with a copy to:

WeirFoulds LLP
130 King Street West
Suite 1600, Exchange Tower
Toronto, ON M5X 1J5

Attention: Wayne Egan

Phone No.: 416-947-5086
Fax No.: 416-365-1876

12.	Time of Essence

12.1	Time shall be of the essence of this Agreement and each and every part hereof.

13.	Binding Effect

13.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto, the successors of the Corporation and the executor, administrator, heirs and personal representatives of the Optionee. This Agreement shall not be assignable by the Optionee.

14.	Headings

14.1 The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.	Amendment

15.1 This Agreement may be amended only by a written instrument signed by each of the parties hereto.

16.	Governing Law

16.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

17.	Duplicate Originals

17.1 It is hereby acknowledged by the parties hereto that this Agreement has been signed in duplicate only, one original executed copy delivered to the Optionee and one delivered to the Corporation.

18.	Paramountcy

18.1 To the extent there is any inconsistency or ambiguity between this Agreement and any other employment or consulting agreement, the terms of this Agreement shall govern to the extent of such inconsistency or ambiguity.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.

SIGNED, SEALED & DELIVERED	)	GRANDVIEW GOLD INC.
in the presence of	)
)
	)	Per: ________________________________
	)	Name: D. Richard Brown
	)	Title: Chairman
)
)
)
)
Witness:		Name: Ted Markowitz

Exhibit "I"

NOTICE OF EXERCISE OF OPTION

TO:	GRANDVIEW GOLD INC. (the "Corporation")
AND TO:	THE DIRECTORS THEREOF
AND TO:	WEIRFOULDS LLP ("WF")

     The undersigned, a consultant of the Corporation, hereby provides notice to the Corporation, the Corporation's directors and to WF that the undersigned is exercising ___________________ options at _______________________ a share, equaling that many common shares of the Corporation (the "Optioned Shares"). The undersigned hereby provides to the Corporation a cheque in the amount of CDN$ _______________________ in payment of the exercise price for the said options and does also hereby provide authority to WF to register the Optioned Shares in the name _______________________ for further distribution.

This Notice of Exercise of Option may be signed and delivered by facsimile.

DATED as of the __________ day of __________________, 200___.

Name: